EXHIBIT 10.8(n)

FOURTEENTH AMENDMENT TO THE
STERLING CHEMICALS, INC.
AMENDED AND RESTATED
SALARIED EMPLOYEES’ PENSION PLAN

WITNESSETH

     WHEREAS, Sterling Chemicals, inc. (the “Employer”) presently maintains the Sterling Chemicals, Inc. Amended and Restated Salaried Employees’ Pension Plan, effective as of May 1, 1996 (the Plan”); and

     WHEREAS, the Employer, pursuant to Section 15.1 of the Plan, has the right to amend the Plan from time to time subject to certain limitations:

     NOW, THEREFORE, the Plan is hereby amended in the following manner:

     Effective as of November 9, 2004, Section 4.5 of the Plan is hereby amended to add the following paragraph to read as follows:

     Notwithstanding the above, a participant who (a) is at least 50 years of age as of November 9, 2004, (b) is involuntarily terminated other than for cause during the period beginning on November 9, 2004 and ending on December 31, 2004, and (c) executes a release in form and substance satisfactory to the Company prior to February 15, 2005, may at any time after attaining 55 years of age commence payment of his Monthly Retirement Income on his or her Early Retirement Date, without application of the early retirement reduction described in the preceding paragraph.

     Effective as of January 1, 2005, the Plan is amended to freeze benefit accrual. Benefit accrual will cease for all Participants, by computing their Accrued Benefits as of January 1, 2005, as if they had terminated from service on such date. This amount shall be referred to as the “Frozen Benefit.” Each Participant may continue to accrue Vesting Service after January 1, 2005, in accordance with the existing provisions of the Plan, in order to vest in his Frozen Benefit and for benefit eligibility purposes.

IN WITNESS WHEREOF, the Employer has executed this Amendment, this

                     day of                                         , 2004.

STERLING CHEMICALS, INC.

By

Name:

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